                                                                     EXHIBIT 4.7

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.



                             STOCK PURCHASE WARRANT


Date of Issuance:  January 23, 2003                        Certificate No. _____


                  For value received, FRANK'S NURSERY & CRAFTS, INC., a Delaware corporation (the "Company"), hereby grants to KIMCO REALTY SERVICES, INC., a Delaware corporation, or its permitted transferees and assigns, the right to purchase from the Company a total of 5,000,000 Warrant Shares (as defined herein) at a price per share of $2.00 (the "Initial Exercise Price"). The exercise price and number of Warrant Shares (and the amount and kind of other securities) for which this Warrant is exercisable shall be subject to adjustment as provided herein. Certain capitalized terms used herein are defined in Section 4 hereof.

                  This Warrant is subject to the following provisions:

                  SECTION 1. Exercise of Warrant.

                  1A. Exercise Period. The purchase rights represented by this Warrant may be exercised, in whole or in part, at any time and from time to time after the date hereof to and including 5:00 p.m., New York City time, on the later of (a) May 20, 2005, (b) the date that the Obligations (as defined under the Credit Agreement (as defined herein)) are irrevocably and indefeasibly paid in full and (c) the Facility Termination Date (as defined under the Credit Agreement), in the case of any of clauses (a), (b) or (c), if such day is not a business day, on the next preceding business day (the "Exercise Period").

                  1B. Exercise Procedure.

                           (i) This Warrant shall be deemed to have been
exercised when all of the following items have been delivered to the Company (the "Exercise Time"):

                              (a) a completed Exercise Agreement, as described in Section IC below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

                              (b) this Warrant;

                              (c) if the Purchaser is not the Registered Holder, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser; and

                              (d) any (including any combination) of the following: (x) a check payable to the Company in an amount equal to the product of the Exercise Price (as such term is defined in Section 2) multiplied by the number of Warrant Shares being purchased upon such exercise (the "Aggregate Exercise Price") or (y) in the event the Purchaser is a Lender (as defined under the Credit Agreement), an Affiliate of a Lender (as defined in the Credit Agreement), a Participant (as defined under the Loan Participation Agreement) or an Affiliate of a Participant (as defined under the Loan Participation Agreement), in each case, by the application of unpaid principal amount of the Loans (as defined in the Credit Agreement) in the following order of priorities: (A) first, the Term Loan (as defined in the Credit Agreement) of the Company and (B) second, any Revolving Credit Loan (as defined in the Credit Agreement), in the case of either (A) or (B), having a value equal to the Aggregate Exercise Price of the Warrant Shares being purchased upon such exercise.

                           (ii) Upon the exercise of this Warrant pursuant to
Section 1B(i)(d)(x), the Purchaser may require the Company to use all or a portion of the cash proceeds received upon such exercise to repay in the following order of priority: first, any and all amounts due under any Term Loan and, second, any and all amounts due under any Revolving Credit Loan. Such repayment shall be in accordance with the written instructions of the Purchaser and shall be made within two business days of receipt by the Company of such instructions.

                           (iii) Certificates for Warrant Shares purchased upon
exercise of this Warrant shall be delivered by the Company to the Purchaser within five (5) days after the date of the Exercise Time together with any cash payable in lieu of a fraction of a share pursuant to Section 13 hereof. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement (as defined in Section 1C below).

                           (iv) Upon any exercise of this Warrant pursuant to
Section 1B(i)(d)(y) and the instructions set forth in the Exercise Agreement, the Company will accept the principal amount of indebtedness specified in such Exercise Agreement in satisfaction of a like amount of such payment. Nothing in this section shall affect the rights of any Lender (as defined in the Credit Agreement) to receive interest payable on any Loan (as defined in the Credit Agreement) on the related interest payment date in accordance with the terms of the Credit Agreement, including interest accrued but unpaid on the principal amount of the Term Loan (as defined under the Credit Agreement) and any Revolving Credit Loan (as defined under the Credit Agreement) applied to the Aggregate Exercise Price pursuant to Section 1B(i)(d) for the period prior to such application.

                           (v) The Warrant Shares issuable upon the exercise of
this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, the Purchaser shall be deemed for all purposes to have become the Registered Holder of such Warrant Shares at the Exercise Time and the prepayment of the portion of the Loan (as defined under the Credit

Agreement) being prepaid as a result of such exercise shall be deemed for all purposes to have occurred at the Exercise Time.

                           (vi) The issuance of certificates for Warrant Shares
upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares.

                           (vii) The Company shall not close its books against
the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

                           (viii) The Company shall assist and cooperate with
any reasonable request by the Registered Holder or any Purchaser which is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant.

                           (ix) Notwithstanding any other provision hereof, if
an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock or otherwise), such exercise may at the election of the Registered Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to consummation of such transaction.

                           (x) The Company shall at all times reserve and keep
available out of its authorized but unissued Common Stock (or out of shares of Common Stock held in its treasury) solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and preemptive rights. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares may be listed or quoted (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company will use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic national securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares are listed or quoted at the time of such exercise.

                           (xi) If the Warrant Shares issuable by reason of
exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Purchaser's option and upon surrender of this Warrant by such

Purchaser as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Shares, deliver to such Purchaser (or as otherwise specified by such Purchaser) a certificate or certificates representing the stock or securities into which the Warrant Shares issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such Purchaser has specified.

                           (xii) The Company shall not, and shall not permit its
subsidiaries to, directly or indirectly, by any action (including, without limitation, reincorporation in a jurisdiction other than Delaware, amending its Certificate of Incorporation or through any Organic Change, issuance or sale of securities or any other voluntary action) avoid or seek to avoid the observance or performance of any terms of this Warrant or impair or diminish its value, but shall at all times in good faith assist in the carrying out of all such terms of Warrant. Without limiting the generality of the foregoing, the Company shall (a) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant and (b) not undertake any reverse stock split, combination, reorganization or other reclassification of its capital stock which would have the effect of making the Warrant exercisable for less than one share of Common Stock.

                           (xiii) The Company has all requisite corporate power
and authority to enter into and perform its obligations under this Warrant and to issue and deliver the Warrant to the Purchaser. The execution, delivery, and performance by the Company of its obligations under this Warrant, including the issuance and delivery of the Warrant to the Purchaser, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant has been duly executed and delivered by the Company and is a legal, valid, and binding obligation of the Company and is enforceable against the Company in accordance with its terms. The execution and delivery of this Warrant by the Company, the performance by the Company of its terms and the issuance and delivery of the Warrant to the Registered Holder will not conflict with or result in a violation of (i) the Certificate of Incorporation, as amended, or the By-Laws of the Company, or (ii) any agreement, instrument, law, rule, regulation, order, writ, judgment or decree to which the Company is a party or is subject, except for such conflicts and violations which will not, in the aggregate, have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the and will not deprive the Registered Holder of any material benefit under this Warrant. The issuance of such the Warrant, and upon exercise, the Warrant Shares are not and will not be subject to any preemptive or similar rights.

                  1C. Exercise Agreement. Upon any exercise of this Warrant, the Purchaser shall deliver to the Company an Exercise Agreement in substantially the form set forth in Exhibit I hereto (the "Exercise Agreement"), except that if the Warrant Shares are not to be issued in the name of the Registered Holder, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all of the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued.

                  SECTION 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Initial Exercise Price shall be subject to adjustment from time to time as provided in this Section 2 (as so adjusted, the "Exercise Price"), and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time, each as provided in this Section 2.

                  2A. Adjustment of Exercise Price and Number of Shares upon Issuance of Common Stock. If and whenever, on or after the date hereof, the Company issues or sells, or in accordance with Section 2B is deemed to have issued or sold, other than pursuant to a Permitted Issuance, as described in
Section 2C or pursuant to the Purchase Rights covered by Section 3, any shares of Common Stock for a consideration per share less than the Fair Market Value per share of the Common Stock determined as of the date of such issuance or sale, then immediately upon such issuance or sale the Exercise Price shall be reduced to equal the amount determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which will be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale multiplied by the Fair Market Value per share of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Company upon such issuance or sale, and the denominator of which will be the product derived by multiplying such Fair Market Value per share of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares acquirable upon exercise of this Warrant shall be adjusted to equal the number of shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For the purposes of this Section 2, the calculation of the number of shares of Common Stock Deemed Outstanding shall exclude the Warrant Shares.

                  2B. Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2A, the following shall be applicable:

                           (i) Issuance of Rights or Options. If the Company in
any manner grants any rights or options (other than the Purchase Rights covered by Section 3 hereof or a Permitted Issuance) to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (including, without limitation, convertible common stock) (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Fair Market Value per share of the Common Stock then in effect, then the total number of shares of Common Stock then issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities then issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the aggregate amount of additional consideration then payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, then payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total number of shares of Common Stock then issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                           (ii) Issuance of Convertible Securities. If the
Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Fair Market Value per share of the Common Stock then in effect, then the number of shares of Common Stock then issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, then payable to the Company upon the conversion or exchange thereof, by (B) the total number of shares of Common Stock then issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price have been or are to be made pursuant to other provisions of this
Section 2B, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

                           (iii) Change in Option Price or Conversion Rate. If
either the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock shall change at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number Warrant Shares shall be correspondingly readjusted.

                           (iv) Treatment of Expired Options and Unexercised
Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, in either case without the exercise of such Option or right, the Exercise Price then in effect and the number of Warrant Shares acquirable hereunder shall be adjusted to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                           (v) Calculation of Consideration Received. If any
Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger or other business combination in which the Company is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or marketable securities shall be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Required Holders, whose determination shall be final and binding on the Company and all Registered Holders of Warrants (as defined in Section 4 below). The fees and expenses of such appraiser shall be paid by the Company.

                           (vi) Integrated Transactions. In case any Option or
Convertible Security is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities by the parties thereto, the Option or Convertible Security shall be deemed to have been issued for no consideration; provided, if such other securities are debt securities (such debt securities so issued are herein referred to as the "Debt") of the Company or any of its subsidiaries, the Option or Convertible Security shall be deemed to have been issued for consideration equal to the excess, if any, of (a) the aggregate face amount (the "Estimated Face Amount") of debt securities with terms identical to the terms of the Debt (other than the increase to face value described in this proviso) which the Company or such subsidiary would have had to issue had no Option or Convertible Security been issued in connection therewith, given the prevailing market conditions at the time of the issuance of the Debt, in order to receive the same aggregate net proceeds as is actually received from the issuance of the Debt, over (b) the aggregate face amount of the Debt. The Estimated Face Amount shall be as mutually agreed between the Company and the Registered Holder or, if no such mutual agreement is reached, as set forth in the written opinion, addressed to the Registered Holder, of an investment bank of national recognition, retained by the Company and reasonably acceptable to the Registered Holder; provided, that if no such mutual agreement is reached or written opinion is received, the Estimated Face Amount shall be deemed to be zero (0); and provided, further, that the fees and expenses of such investment bank shall be borne by the Company.

         Example: If the Company issues $20 million aggregate principal amount of 10% subordinated debentures with a 10-year maturity (and receives aggregate net proceeds of $20 million), and in connection therewith issues warrants, and in accordance with the provisions of Section 2B(vi), the Company and the Registered Holder mutually agree or an investment bank determines that the Estimated Face Amount of the subordinated debentures (with terms otherwise identical to the securities issued) would have been $21 million (i.e., to yield aggregate net proceeds of $20 million to the Company), had the warrants not been issued, then the warrants would be deemed to have been issued for $1 million.

                           (vii) Treasury Shares. The number of shares of Common
Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any subsidiary of the Company and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                           (viii) Record Date. If the Company takes a record of
the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  2C. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the Common Stock into a greater number of shares or pays a dividend or makes a distribution to holders of the Common Stock in the form of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) the Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately decreased.

                  2D. Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (other than a transaction subject to Section 2C hereof) is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that each Registered Holder of Warrants shall thereafter have the right to acquire and receive upon exercise thereof, in lieu of or addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrants, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of Warrant Shares immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrants had such Organic Change not taken place. In any such case, the Company shall make appropriate provision with respect to such Registered Holder's rights and interests to insure that the provisions hereof (including this Section 2) shall thereafter be applicable to the Warrants (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such Organic Change and a corresponding immediate adjustment in the number of Warrant Shares acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Fair Market Value of the Common Stock in effect immediately prior to such Organic Change). The Company shall not effect any such Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change (including a purchaser of all or substantially all the Company's assets) assumes by written instrument the obligation to deliver to each Registered Holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Registered Holder may be entitled to acquire upon exercise of Warrants.

                  2E. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features but excluding any Permitted Issuance), then the Company's Board of Directors shall exercise their reasonable judgment consistent with the fundamental intent of such provisions in making an appropriate adjustment in the Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant so as to protect the rights of the Registered Holder of this Warrant.

                  2F. Notices.

                           (i) Promptly following any event requiring adjustment
of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                           (ii) The Company shall give written notice to the
Registered Holder at least 30 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                           (iii) The Company shall give written notice to the
Registered Holder at least 30 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

                           (iv) Immediately upon the exercise of any of the
Warrants, the Company shall give written notice to the non-exercising Registered Holders of the Warrants, setting forth in reasonable detail the exercising Registered Holder and/or Purchaser, the number of Warrants being exercised, the method of payment of such exercise and the date of such exercise.

                  SECTION 3. Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the "Purchase Rights"), then the Company shall grant, issue or offer to sell (as the case may be) to the Registered Holder, on the same term as to the record holders, the aggregate Purchase Rights which such Registered Holder would have been granted, issued or sold if such Registered Holder had held the maximum number of Warrant Shares then acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  SECTION 4. Definitions. The following terms have the meanings set forth below:

                  "Affiliate" has the meaning set forth in 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Common Stock" means the Common Stock, $.001 par value per share, and any securities into which such Common Stock is hereafter converted or exchanged.

                  "Common Stock Deemed Outstanding" means, at any given time, the number of shares of all classes of the Company's common stock actually outstanding at such time, plus the number of shares of the Company's common stock deemed to be outstanding pursuant to Section 2B(i) or 2B(ii) hereof.

                  "Credit Agreement" means that certain Credit Agreement, dated as of May 20, 2002, between the Company and Kimco Capital Corp., as such agreement may be amended or modified from time to time.

                  "Diluted Basis" means with respect to the calculation of the number of shares of Common Stock, (i) all shares of Common Stock outstanding at the time of determination and (ii) all shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security.

                  "Fair Market Value" means (i) the average of the closing sales prices of the Common Stock on all domestic national securities exchanges on which the Common Stock is listed, or (ii) if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, (iii) if on any day the Common Stock is not so listed, the sales price for the Common Stock as of 4:00 P.M., New York time, as reported on the NASDAQ National Market or, (iv) if the Common Stock is not reported on the NASDAQ National Market, the average of the representative bid and asked quotations for the Common Stock as of 4:00 P.M., New York time, as reported on the NASDAQ interdealer quotation system, or any similar successor organization, in each such case averaged over a period of 21 trading days consisting of the day as of which "Fair Market Value" is being determined and the 20 consecutive trading days prior to such day. Notwithstanding the foregoing, if at any time of determination either (x) the Common Stock is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and either listed on a national securities exchange or authorized for quotation in the NASDAQ system, or (y) less than 25% of the outstanding Common Stock is held by the public free of transfer restrictions under the Securities Act of 1933, as amended, then Fair Market Value shall mean the price that would be paid per share for the entire common equity interest in the Company in an orderly sale transaction between a willing buyer and a willing seller, taking into account the appropriate lack of liquidity of the Company's securities and any appropriate discount for the minority position represented by the Warrants and Warrant Shares, using valuation techniques then prevailing in the securities industry and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale. Fair Market Value shall be determined by the Company's Board of Directors in its good faith judgment. A majority of the Required Holders shall have the right to require that an independent investment banking firm mutually acceptable to the Company and the Required Holders determine Fair Market Value, which firm shall submit to the Company and the Warrant holders a written report setting forth such determination. The expenses of such firm will be borne by the Company, and the determination of such firm will be final and binding upon all parties.

                  "Investors' Agreement" means the Investors' Rights Agreement, dated as of May 20, 2002, among the Company and the signatories thereto, as such agreement may be amended or modified from time to time.

                  "Loan Participation Agreement" means the Loan Participation Agreement, dated as of May 20, 2002, between Kimco Capital Corp. and Third Avenue Trust, on behalf of the Third Avenue Real Estate Value Fund Series, as such agreement may be amended or modified from time to time.

                  "Permitted Issuance" means any issuance by the Company of (a) Common Stock on or prior to the date hereof; (b) Common Stock upon exercise of the Warrants; (c) Common Stock or rights or options to purchase any such shares issued to employees or consultants of the Company or any direct or indirect subsidiary or pursuant to one or more stock bonus or similar plans adopted by the Board of Directors of the Company in an aggregate amount not to exceed 15% of the outstanding Common Stock on a Diluted Basis; (d) Common Stock pursuant to an underwritten offering of Common Stock registered under the Securities Act of 1933, as amended; or (e) Common Stock or rights or options to purchase any such shares issued under Company's plan of reorganization filed with the United States Bankruptcy Court for the District of Maryland (Baltimore Division) or under any agreement entered into in accordance with such plan.

                  "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or department or agency thereof.

                  "Registered Holder" means the holder of this Warrant as reflected in the records of the Company maintained pursuant to Section 12.

                  "Required Holders" means the holders of a majority of the purchase rights represented by the Warrants as originally issued which remain outstanding and unexercised.

                  "Warrants" means the Stock Purchase Warrants, dated as of January 23, 2003, issued by the Company to Kimco Realty Services, Inc. representing the right to purchase from the Company up to a total of 5,000,000 shares of Common Stock (as adjusted pursuant to the terms thereof) together with any stock purchase warrants issued in substitution, exchange or replacement therefor.

                  "Warrant Shares" means shares of the Common Stock issuable upon exercise of the Warrants; provided, that if the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of the Warrants if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares.

                  SECTION 5. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the Registered Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Company.

                  SECTION 6. Restrictions. This Warrant and all rights hereunder are transferable only to (i) Affiliates of each of Kimco Realty Services, Inc. and Third Avenue Trust, on behalf of the Third Avenue Real Estate Value Fund Series, and (ii) any Lender (as defined in the Credit Agreement) (including any of the Lender's Affiliates), and any Participant (as defined in the Loan Participation Agreement) (including any of the Participant's Affiliates) in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

                  SECTION 7. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. At the request of the Registered Holder (pursuant to a transfer of Warrants or otherwise), this Warrant may be exchanged for one or more Warrants to purchase Common Stock. The date the Company initially issues this Warrant shall be deemed to be the date of issuance hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

                  SECTION 8. Exchange. In the event that it becomes unlawful or, in the reasonable judgment of any Registered Holder of this Warrant, unduly burdensome by reason of a change in legal or regulatory considerations or the interpretation thereof affecting the ability of financial institutions, real estate investment trusts or their affiliates to hold equity securities, to hold any or all of the Warrants or Warrant Shares, the Registered Holder of this Warrant shall have the right to require the Company to use its reasonable best efforts to permit all or part of such Registered Holder's Warrants or Warrant Shares to be exchanged for nonvoting stock or similar interests that convey equivalent economic benefits to such Warrants or Warrant Shares and include equivalent anti-dilution protection. To the extent that the Company may lawfully do so after the exercise of its reasonable best efforts, any such exchange shall occur as soon as practicable (within 60 days) after written notice by the Registered Holder of this Warrant to the Company (or such earlier date if required to comply with applicable law).

                  SECTION 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that if the Registered Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                  SECTION 10. Notices. Except as otherwise expressly provided herein, all notices and deliveries referred to in this Warrant shall be in writing, shall be delivered personally, sent by registered or certified mail, return receipt requested and postage prepaid or sent via nationally recognized overnight courier or via facsimile, and shall be deemed to have been given when so delivered (or when received, if delivered by any other method) if sent (i) to the Company, at its principal executive offices and (ii) to a Registered Holder, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder).

                  SECTION 11. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Registered Holder.

                  SECTION 12. Warrant Register. The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of Warrants. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

                  SECTION 13. Fractions of Shares. The Company may, but shall not be required to, issue a fraction of a Warrant Share upon the exercise of this Warrant in whole or in part. As to any fraction of a share which the Company elects not to issue, the Company shall make a cash payment in respect of such fraction in an amount equal to the same fraction of the Fair Market Value of a Warrant Share on the date of such exercise.

                  SECTION 14. Registration Rights. The Registered Holder (and assignees thereof) is entitled to the benefit of the registration rights in respect of the Warrant Shares as are set forth in the Investors' Agreement.

                  SECTION 15. Company to Reaffirm Obligations. The Company will, at the time of each exercise of this Warrant, upon the request of the Registered holder hereof, acknowledge in writing its continuing obligation to afford to such Registered Holder all rights (including, without limitation, any rights to registration, pursuant to the Investors' Agreement, of the shares of Common Stock issued upon such exercise) to which such Registered Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided, that if the Registered Holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such rights to such Registered Holder.

                  SECTION 16. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.


                                    * * * * *

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated as of the date hereof.

                                FRANK'S NURSERY & CRAFTS, INC.


                                By:        /s/ Michael D. McBride
                                         -----------------------------------
                                Name:    Michael D. McBride
                                Title:   Vice President Legal and Secretary



[CORPORATE SEAL]

Attest:


 /s/ Alan Minker
--------------------------
Treasurer

                                                                       EXHIBIT I

                               EXERCISE AGREEMENT


        TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT


                         FRANK'S NURSERY & CRAFTS, INC.



         The undersigned holder hereby exercises the right to purchase ______________ of the shares of Common Stock ("Warrant Shares") of Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company"), evidenced by the attached Warrant (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

         1. Form of Warrant Exercise Price. The Holder intends that payment of the Warrant Exercise Price shall be made as:

                  ___ a "Cash Exercise" with respect to _____ Warrant Shares; and/or

                  ___      a "Loan Exercise" with respect to ____ Warrant
                           Shares.

         2. Payment of Warrant Exercise Price. In the event that the holder has elected a Cash Exercise, Loan Exercise or combination thereof with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall:

         (a) pay the sum of $______________ to the Company in accordance with the terms of the Warrant; and/or

         (b) apply $_________________ of the principal amount of the Term Loan (as defined in the Credit Agreement) in accordance with the terms of the Warrant [and/or apply $_________ of the principal amount of that certain Revolving Credit Loan (as defined in the Credit Agreement) made on _______ __, 200_].

         3. Delivery of Warrant Shares. The Company shall deliver to the holder ______________ Warrant Shares in accordance with the terms of the Warrant.

Date: ___________________________, __, ________

_______________________________________________
         Name of Registered Holder

By:____________________________________________
   Name:
   Title:

                                                                      EXHIBIT II

                                   ASSIGNMENT


                  FOR VALUE RECEIVED, ________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. ______) with respect to the number of the Warrant Shares covered thereby set forth below, unto:

Names of Assignee                   Address                        No. of Shares







Dated:                              Signature  ______________________________

                                               ______________________________

                                    Witness    ______________________________